EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the securities of Lakeshore Acquisition III Corp., a Cayman Islands exempt company, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this agreement as of May 7, 2025.

RedOne Investment Limited

By:	/s/ Deyin (Bill) Chen
Name:	Deyin (Bill) Chen
Title:	Managing Member

/s/ Deyin (Bill) Chen
Deyin (Bill) Chen